Exhibit 99.1

January 31, 2022	For More Information Contact:
For Immediate Release	Jay McConie, EVP and CFO
(516) 671-4900, Ext. 7404

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES

A NEW COMMON STOCK REPURCHASE PROGRAM

Glen Head, New York, January 31, 2022 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, today announced that its Board of Directors has approved a new common stock repurchase program of $30 million.  The Company may repurchase its shares from time to time through open market purchases, privately negotiated transactions or in any other manner that is compliant with applicable securities laws.  The stock repurchase program does not obligate the Company to purchase shares.  There is no guarantee as to the exact number of shares that may be repurchased by the Company pursuant to this program, which is subject to market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity and other factors deemed appropriate.

About The First of Long Island Corporation

The First of Long Island Corporation is the parent company of The First National Bank of Long Island. Through its branch network branded as First National Bank LI, the Bank focuses on business and consumer needs on Long Island and in New York City. We offer a broad set of lending, deposit, investment, and digital products. First National Bank LI is known for its culture of delivering extraordinary service and a “Customer First” banking experience to small and middle market businesses, professional service firms, not-for-profits, municipalities and consumers.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate.”  The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements, including those risk factors described in the Company’s Annual Report on Form 10-K.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.